Exhibit 5.1

To the Board of Directors

of Spotify Technology S.A.

42-44, avenue de la Gare,

L-1610 Luxembourg

Grand Duchy of Luxembourg

Luxembourg, 5 February 2021

Your ref.      : /

Our ref.        : 49797/ 32623639

Guy.Harles@arendt.com

Tel.: (352) 40 78 78-253

Fax: (352) 40 78 04-634

Spotify Technology S.A. – S-8 Registration Statement

Ladies and Gentlemen,

We are acting as Luxembourg counsel for Spotify Technology S.A., a Luxembourg société anonyme, having its registered office at 42-44, avenue de la Gare, L-1610 Luxembourg, Grand Duchy of Luxembourg, registered with the Registre de Commerce et des Sociétés de Luxembourg under number B 123.052, (the “Company”) in connection with the Company’s filing of a registration statement on Form S-8 with the U.S. Securities and Exchange Commission (the “Registration Statement”) relating to the registration of stock options and restricted stock units with respect to thirty-one million nine hundred thousand (31,900,000) ordinary shares, each with a nominal value of zero point zero zero zero six hundred twenty-five euro (€ 0.000625) per share (the “Plan Shares”) which may be issued or granted by the Company under the Incentive Plans (as this term is defined below). The Plan Shares to be newly issued by the Company under the Incentive Plans are hereinafter referred to as the “New Plan Shares” whereas the Plan Shares to be granted by the Company under the Incentive Plans out of the treasury shares held by the Company as of the date of the present opinion are hereinafter referred to as the “Treasury Shares”.

1.	Scope

In arriving to the opinions expressed below, we have examined and relied on the documents identified in Appendix A hereto as well as on such corporate records as have been disclosed to us and such certifications made to us, which we deemed necessary and appropriate as a basis for the opinions hereinafter expressed.

2.	Assumptions

We have assumed for the purposes hereof that the Company will at all times continue to have a sufficient authorised unissued share capital and sufficient authorised unissued ordinary shares with the relevant waivers in force, to issue the New Plan Shares to be issued under the Incentive Plans. We have also assumed that the Company will at all times continue to have sufficient Treasury Shares to grant the Treasury Shares to be granted under the Incentive Plans. We have further assumed that the board of directors of the Company or its duly authorised delegates will duly pass the relevant resolutions for the issue and/or grant of the Plan Shares in accordance with the Restated Articles of Association, the terms of the Incentive Plans and applicable law.

1.

For the purposes of the present opinion we have further assumed (i) the genuineness of all signatures and seals and that all documents reviewed are duly signed by the persons purported to have signed them; (ii) the completeness and conformity to originals of all documents supplied to us as certified, photostatic, scanned, electronically transmitted copies or other copies of the documents reviewed and the authenticity of the originals of such documents and the conformity to originals of the latest drafts reviewed by us; (iii) that there have been no amendments to the documents in the form delivered to us for the purposes of this opinion; (iv) that there is no other resolutions, decisions, agreement or undertaking and no other arrangement (whether legally binding or not) which renders any of the documents or information reviewed or provided to us inaccurate, incomplete or misleading or which affects the conclusions stated in this opinion and that the documents reviewed accurately record the whole of the terms agreed between the parties thereto relevant to this opinion; (v) that no proceedings have been instituted or injunction granted against the Company to restrain it from performing any of its obligations under the Incentive Plans and/or issue or grant the Plan Shares; (vi) that the terms used in the documents reviewed carry the meaning ascribed to them in vernacular English; (vii) that the terms governing the Incentive Plans are legal, valid and binding under their respective applicable laws; (viii) that the corporate bodies of the Company have approved the terms of the Incentive Plans, pursuant to which the Plan Shares will be issued and/or granted, in accordance with applicable laws; (ix) that upon issue of any New Plan Shares the Company will receive payment in cash of an issue price at least equal to the nominal value thereof; (x) that the New Plan Shares will be issued within the limits of the authorized share capital of the Company; (xi) that there will be no amendments to the authorised share capital of the Company which would adversely affect the issue of the New Plan Shares and the conclusions stated in this opinion; (xii) that upon issue of any Treasury Shares the Company received payment in cash of an issue price at least equal to the nominal value thereof or that the relevant Treasury Shares were issued by way of incorporation of available reserves into the share capital; (xiii) that the Treasury Shares have been legally acquired by the Company; (xiv) that all representations made by the Company as to matters of fact in the Certificate are correct, complete and up-to-date at the date of the Certificate and are still correct, complete and up-to-date as of the date hereof and (xv) that the head office (administration centrale), the place of effective management (siège de direction effective), and, for the purposes of the regulation (EU) 2015/848 of the European Parliament and of the Council of 20 May 2015 on insolvency proceedings (recast), the center of main interests (centre des intérêts principaux) of the Company are located at the place of its registered office (siège statutaire) in Luxembourg.

We express no opinion as to any laws other than the laws of the Grand Duchy of Luxembourg and this opinion is to be construed under Luxembourg law and is subject to the exclusive jurisdiction of the courts of Luxembourg.

The opinions expressed herein are subject to all limitations by reason of gestion contrôlée, concordat, faillite, bankruptcy, moratorium (sursis de paiement) and other, insolvency, moratorium, controlled management, general settlement with creditors, reorganisation or similar laws affecting creditors’ rights generally.

3.	Opinion

Based on the foregoing, and having regard for such legal considerations as we have deemed relevant, we are of the opinion that:

3.1.

The New Plan Shares, once subscribed, fully paid-up and issued under the Authorized Share Capital and in accordance with the Restated Articles of Association and the Incentive Plans, will be validly issued, fully paid and non-assessable (within the meaning that the holder of such shares shall not be liable, solely because of his or her or its shareholder status, for additional payments to the Company or the Company’s creditors).

3.2.	The Treasury Shares have been validly issued, fully paid up and are non-assessable.

4.	Qualifications

This opinion speaks as of the date hereof and is subject to all limitations by reason of national or foreign bankruptcy, insolvency, winding-up, liquidation, moratorium, controlled management, suspension of payment, voluntary arrangement with creditors, fraudulent conveyance, general settlement with creditors, reorganisation or similar laws affecting the rights of creditors generally. No obligation is assumed to update this opinion or to inform any person of any changes of law or other matters coming to our knowledge and occurring after the date hereof which affect the opinion in any respect.

This opinion is issued solely for the purposes of the filing of the Registration Statement and the issuance and/or grant of the Plan Shares by the Company. It may not be used, circulated, quoted, referred to or relied upon for any other purpose without our written consent in each instance. We hereby consent to filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended.

This Opinion is issued by and signed on behalf of Arendt & Medernach SA, admitted to practice in the Grand-Duchy of Luxembourg and registered on the list V of lawyers of the Luxembourg Bar.

Yours faithfully,

By and on behalf of Arendt & Medernach SA

/s/ Guy Harles

Partner

APPENDIX A – DOCUMENTS

1.	A copy of the updated articles of association of the Company as at 23 October 2020 (the “Restated Articles of Association”).

2.	A scanned copy of the signed minutes of the meeting of the board of directors of the Company held on 4 February 2021 which, among others, approved the filing of the Registration Statement.

3.	A scanned copy of a signed certificate dated 5 February 2021 and issued by an authorized officer of the Company with respect to certain factual matters (the “Certificate”).

4.	A copy of the Terms and Conditions Governing Employee Stock Options 2021/2026 to be filed as exhibit 99.1 to the Registration Statement (the “2021 ESOP”).

5.

A copy of the Terms and Conditions Governing Employee Restricted Stock Units 2021/2026 to be filed as exhibit 99.2 to the Registration Statement (the “2021 Employee RSU Plan” and together with the 2021 ESOP, the “Employee Incentive Plans”).

6.

A copy of the Terms and Conditions Governing Consultant Stock Options 2021/2026 in Spotify Technology S.A. to be filed as exhibit 99.3 to the Registration Statement (the “2021 Consultant Stock Option Plan”).

7.

A copy of the Terms and Conditions Governing Consultant Restricted Stock Units 2021/2026 in Spotify Technology S.A. to be filed as exhibit 99.4 to the Registration Statement (the “2021 Consultant RSU Plan” and together with the 2021 Consultant Stock Option Plan, the “Consultant Incentive Plans”; the Employee Incentive Plans and the Consultant Incentive Plans are together referred to as the “Incentive Plans”).

8.

A copy of the certificate of non-registration of a judicial decision (certificat de non-inscription d’une décision judiciaire) dated 5 February 2021 and issued by the Luxembourg Trade and Companies’ Register in relation to the Company.

9.	An excerpt dated 5 February 2021 in respect of the Company issued by the Luxembourg Trade and Companies’ Register.